Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2025 relating to the financial statements of MiMedx Group, Inc. and the effectiveness of MiMedx Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MiMedx Group, Inc. for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
July 28, 2025